Exhibit 10.1

FORBEARANCE AND EXCHANGE AGREEMENT

THIS FORBEARANCE AND EXCHANGE AGREEMENT, dated as of February 1, 2023, is entered into by and among Puritan Partners LLC, a New York limited liability company having a place of business located at 4 Puritan Rd., Rye, NY 10580 (“Puritan”), Verition Multi-Strategy Master Fund Ltd., PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Verition and, collectively with Puritan, “Holders” and each of Puritan and Verition sometimes a “Holder”), and Nightfood Holdings, Inc., a Nevada corporation (the “Company” and, with the Holders, the “Parties” and sometimes individually, a “Party”), having a principal place of business located at 520 White Plains Road, Suite 500, Tarrytown, New York 10591.

WHEREAS, Puritan is the holder of a certain senior secured promissory note with an issue date of December 10, 2021 (the “Puritan Note”), whereby Puritan made a loan to the Company in the principal amount of $543,478.26; and

WHEREAS, Verition is the holder of a certain senior secured promissory note with an issue date of December 10, 2021 (the “Verition Note” and collectively with Puritan Note, the “Notes” and each of the Puritan Note and the Verition Note sometimes a “Note”), whereby Verition made a loan to the Company in the principal amount of $543,478.26; and

WHEREAS, pursuant to the terms of each Note, the Notes may be convertible into equity of the Company; and

WHEREAS, Company requested that each Holder forbear in exercising certain rights under its respective Note; and

WHEREAS, as of the date hereof, the Company was obligated to Puritan under the Puritan Note in the principal amount plus accrued and unpaid interest (including penalty interest) of $478,073.91 (the “Puritan Obligations”); and

WHEREAS, as of the date hereof, the Company was obligated to Verition under the Note in the principal amount plus accrued and unpaid interest (including penalty interest) of $478,073.91 (the “Verition Obligations”); and

WHEREAS, the Company on the one hand, and Puritan and Verition on the other hand, have agreed to the terms of the Holders’ forbearance through each Settlement Payment Date (as defined herein), pursuant to the terms and conditions provided for herein; and

WHEREAS, on or around December 10, 2021, the Company issued to each Holder a common stock purchase warrant for the purchase of 2,000,000 shares of the Company’s common stock (as amended from time to time, the “First Warrant”), pursuant to that certain securities purchase agreement dated on or around December 10, 2021 (the “Purchase Agreement”); and

WHEREAS, on or around September 23, 2022, the Company issued to each Holder a common stock purchase warrant for the purchase of 5,434,783 shares of the Company’s common stock (as amended from time to time, the “Returnable Warrant”); and

WHEREAS, the Company on the one hand, and Puritan and Verition on the other hand, have agreed to (a) exchange and cancel the Returnable Warrant for newly issued shares of the Company’s common stock and (b) terms for the leak-out of any shares issued upon exercise of the First Warrant as well as the Exchange Shares (as defined in this Agreement), all pursuant to the terms and conditions provided for herein

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Incorporation of Recitals. All of the above recitals are hereby incorporated by reference and made part of this Agreement.

2. Company Acknowledgement. The Company hereby acknowledges that it is indebted to Puritan under the Puritan Note in the amount of the Puritan Obligations and to Verition under the Verition Note in the amount of the Verition Obligations. The Company (i) acknowledges that it waives all defenses, legal or equitable, it might have as to any action which might be commenced to enforce Puritan’s obligations under the Puritan Note and Verition’s obligations under the Verition Note; and (ii) agrees to execute any and all applicable documents in relation to the issuance of the Notes for permitting Holders to enter judgment against the Company or its subsidiaries upon an Event of Default pursuant to Section 7 hereunder.

3. Holder Forbearance. Each Holder agrees to forbear from exercising its rights against the Company under its respective Note until an Event of Default pursuant to Section 7 hereunder.

4. Payment of Notes. On or prior to the dates set forth below, the Company shall pay to each Holder in cash the sum of $482,250.00 for the full and complete satisfaction of the Notes, which includes all due and owing principal, interest and penalties notwithstanding anything to the contrary in the Notes, as follows: (i) $250,000.00 on or before February 6, 2023; (ii) $50,000.00 on or before February 28, 2023; (iii) $50,000.00 on or before March 31, 2023; (iv) $50,000.00 on or before April 30, 2023; and (v) $82,250.00 on or before May 31, 2023 (each, a “Settlement Payment” and collectively, the “Settlement Payments”; each date of a Settlement Payment, a “Settlement Payment Date”). Ninety-one (91) days subsequent to the Holders receipt of all of the Settlement Payments on the final Settlement Payment Date, the Holders authorize the Company to file a Form UCC-3 termination of financing statement in all jurisdictions in which the Holders filed a Form UCC-1 financing statement under the Purchase Agreement and related documentation. For the avoidance of doubt, the Holders shall not have the right to convert the Notes so long as an Event of Default pursuant to Section 7 of this Agreement has not occurred.

5. Warrant Exchange, Redemption, Lock-Up and Leak-Out.

a. Subject to the terms and conditions of this Agreement, on the date hereof, the Company shall purchase the Returnable Warrants and all of the rights, covenants, agreements and obligations set forth therein or contemplated thereby, and the Holders shall sell, assign, convey, deliver and otherwise transfer to the Company, free and clear of all liens, charges, pledges, security interests, claims, mortgages, options, encumbrances, rights of first refusal, conditions, covenants and other restrictions, the Returnable Warrants. As consideration for the purchase of the Returnable Warrants, the Company shall issue, within three (3) business days after the date of this Agreement, to each of the Holders in exchange for their respective Returnable Warrants, 1,900,000 shares of the Company’s common stock (the “Exchange Shares”), which Exchange Shares shall be subject to all applicable restrictions under relevant securities laws, at which time the Holders shall not have any interest in or title to the Returnable Warrants. Puritan and Verition each agree and acknowledge that such issuances of the Exchange Shares shall not trigger any antidilution or price-protection provisions of the Notes or the First Warrants in whatever form.

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b. The Holders shall not sell, transfer, assign, or otherwise dispose of the Exchange Shares prior to September 24, 2023 (and is all cases subject to applicable securities laws), other than to a party who agrees to be bound in a signed writing between such other party and the Company by all of the restrictions in this Agreement that are applicable to the Exchange Shares. Notwithstanding the foregoing restriction, during the period beginning on the date hereof and continuing through September 23, 2023, the Company shall have the right to redeem all or any portion of the Exchange Shares from each Holder by paying an amount in cash to such Holder equal to $0.1109 per share being redeemed. So long as the Company fully complies with the terms of this Agreement, the Holder’s sale of the Exchange Shares (which shall only occur on or after September 24, 2023) on each respective Trading Day (as defined below) shall be limited to 5% of the Daily Volume (as defined below) on the respective Trading Day. The aforementioned leak out with respect to the Exchange Shares shall apply in perpetuity until all of the Exchange Shares are sold.

c. So long as the Company fully complies with the terms of this Agreement, the Holders’ sale of the common stock of the Company (except the Exchange Shares, which shall be governed by Section 5(b) above), on each respective Trading Day during the Leak Out Period (as defined below), shall be limited to 15% of the Daily Volume on the respective Trading Day.

d. “Leak Out Period” shall mean the period beginning on the date of this Agreement and continuing through the date that is six (6) calendar months after the date of this Agreement. “Trading Day” means any day that shares of Company’s common stock are listed for trading or quotation on the principal securities exchange or trading market where such common stock is listed or traded, including but not limited to any tier of the OTC Markets, any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), or the NYSE American, or any successor to such markets. “Daily Volume” shall mean, with respect to each Trading Day, the total number of shares of the Company’s common stock traded on the respective Trading Day (as reported by Quotestream or other similar quotation service provider reasonably designated by the Holders).

6. Mutual Release.

a. Effective as of the date upon which the first Settlement Payment is made, so long as the Company fully complies with the terms of this Agreement, each Holder hereby irrevocably and unconditionally releases the Company and its past, present and future officers, directors, partners, agents, consultants, employees, representatives, attorneys, investors, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Company Released Parties”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that such Holder or its predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Company Released Parties for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date hereof with respect to (i) such Holder’s Note, (ii) such Holder’s Returnable Warrant, (iii) its Purchase Agreement (except with respect to rights that exist under the Purchase Agreement solely with respect to such Holder’s status as a holder of the First Warrant), and (iv) all other documentation entered into between the Company and such Holder in connection with the Purchase Agreement, including but not limited to that certain pledge agreement, security agreement, and subsidiary guarantee entered into by the Company and the Holders on or around December 10, 2021 (collectively the “Transaction Documents”), but excluding the First Warrant (all of the aforementioned are collectively referred to as the “Holder Released Claims”). For the avoidance of doubt, the rights that exist under the Purchase Agreement solely with respect to such Holder’s status as a holder of the First Warrant shall not include Sections 4.11, 4.12, 4.14, and 4.15 of the Purchase Agreement.

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b. Effective as of the date upon which the first Settlement Payment is made, so long as such Holder fully complies with the terms of this Agreement, the Company hereby irrevocably and unconditionally releases each Holder and its past, present and future officers, directors, partners, agents, consultants, employees, representatives, attorneys, investors, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Holder Released Parties”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Company or its predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Holder Released Parties for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date hereof with respect to (i) such Holder’s Note, (ii) such Holder’s Returnable Warrant, (iii) the Purchase Agreement (except with respect to rights that exist under the Purchase Agreement solely with respect to such Holder’s status as a holder of the First Warrant), and (iv) the Transaction Documents excluding the First Warrant (all of the aforementioned are collectively referred to as the “Company Released Claims”). For the avoidance of doubt, the rights that exist under the Purchase Agreement solely with respect to each Holder’s status as a holder of the First Warrant shall not include Sections 4.11, 4.12, 4.14, and 4.15 of the Purchase Agreement.

c. Each Holder understands that this releases claims that such Holder may not know about. This is each Holder’s knowing and voluntary intent, even though such Holder recognizes that someday it might learn that some or all of the facts that it currently believes to be true are untrue and even though it might then regret having signed this Agreement.

d. The Company understands that this releases claims that the Company may not know about. This is the Company’s knowing and voluntary intent, even though the Company recognizes that someday it might learn that some or all of the facts that it currently believes to be true are untrue and even though it might then regret having signed this Agreement.

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e. So long as the Company fully complies with the terms of this Agreement, each Holder agrees that it will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will it seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning its relationship with the Company with respect to all of the Holder Released Claims released herein arising from the beginning of the world up to and including the date hereof (whether known or unknown to it and including any continuing effects of any acts or practices prior to the date hereof).

f. So long as each Holder fully complies with the terms of this Agreement, the Company agrees that it will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will it seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning its relationship with such Holder with respect to all of the Company Released Claims relating to such Holder released herein arising from the beginning of the world up to and including the date hereof (whether known or unknown to it and including any continuing effects of any acts or practices prior to the date hereof).

7. Events of Default. An “Event of Default” under this Agreement shall mean any of the following:

(a) The failure of the Company to make a Settlement Payment on a Settlement Payment Date, subject to a five (5) day right to cure;

(b) The failure of the Company to observe, or timely comply with, or perform any other covenant or term contained in this Agreement (not covered in subsection 7(a)), subject to a ten (10) day right to cure;

(c) The Company or any subsidiary of the Company commences bankruptcy and/or any insolvency proceedings; or

(d) The delivery of any notice of default by Mast Hill Fund, L.P. (the “Other Lender”) to the Company with respect to indebtedness owed to the Other Lender.

Following the occurrence of an applicable Event of Default, the Holders as applicable may exercise any or all remedies as provided under the applicable Note, the Purchase Agreement or applicable law.

8. Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Company and the Holders.

9. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

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10. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

12. Construction. The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the this Agreement or any amendments thereto.

13. Governing Law and Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts located in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in the City of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address set forth above and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

14. Successors and Assigns. The Parties agree that this Agreement and all of its terms shall be binding on the Parties and each of them, and, as applicable, on their heirs, executors, administrators, dependents, predecessors, successors, subsidiaries, divisions, alter egos, affiliated corporations, parent corporations and related entities, and their agents, attorneys, officers, directors, successors and assigns.

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15. Representation by Counsel. Each Party acknowledges that it has been represented by independent legal counsel of its own choice throughout all of the negotiations which preceded the execution of this Agreement and that it has executed this Agreement with the consent and on the advice of such independent legal counsel. The terms of this Agreement have been read and its consequences (including risks, complications, and costs) have been reviewed by each party’s counsel. Each Party further acknowledges and represents that, in executing this Agreement, they have not relied on any inducements, promises, or representations made by the other Party hereto.

16. Knowing and Competent Release. Each Party acknowledges that it has read this Agreement and assents to all of the terms and conditions herein without any reservation whatsoever and it has had the same explained to it by its own counsel, who have answered all questions which have been asked of him or her with regard to the meaning of any of the provisions hereof. Each individual party to this Agreement warrants and represents that he or she is fully physically able and mentally competent to execute this Agreement and has a full and complete understanding of its terms. Furthermore, each Party affirms that no legal impediment impairs its competence to proceed with this Agreement.

17. Capacity and Authority to Bind. Each individual signing below represents and warrants that he or she has the right, power, legal capacity, and authority to execute and enter into this Agreement on behalf of the entity for which he or she is signing. No approval or consent not heretofore obtained by any person or entity is necessary in connection with the execution of this Agreement by such Party or the performance of such Party’s obligations under this Agreement.

18. Full Force and Effect. The Notes and all other documents executed in connection therewith, i.e., the Transaction Documents, shall remain in full force and effect and amended and modified only as specifically provided for in this Agreement.

19. Further Assurances. The Parties shall execute all additional documents and do all acts not specifically referred to herein which are reasonably necessary to fully effectuate the intent of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned hereby agree to the terms and conditions as set forth hereinabove.

PURITAN PARTNERS LLC

By:	/s/ Richard L. Smithline
Name:	Richard L. Smithline
Title:	Managing Member

VERITION MULTI-STRATEGY MASTER FUND LTD.

By:	/s/ William Anderson
Name:	William Anderson
Title:	Authorized Signatory

NIGHTFOOD HOLDINGS, INC.

By:	/s/ Sean Folkson
Name:	Sean Folkson
Title:	CEO

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